Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION

DALLAS, Texas, November 18, 2019 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.048759 per unit, payable on December 30, 2019, to unitholders of record on November 29, 2019. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.048759 per unit is lower than the $0.085500 per unit distributed last quarter. As compared to the previous quarter, the volume of both oil and natural gas produced has decreased. The price realized for both oil and natural gas produced and included in the current distribution decreased compared to the previous quarter. This distribution is lower than the $0.095933 per unit distributed in the comparable quarter in 2018. As compared to the comparable quarter in 2018, the price realized for both oil and natural gas has decreased. The volume of oil produced and included in the current distribution has decreased while the volume of natural gas has increased compared to this time last year.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper SVP, Royalty Trust Services Simmons Bank, Trustee Toll Free – 1.855.588-7839